Exhibit 10.4(i)

David Kenny
Chief Executive Officer

December 28, 2019

Mr. David Rawlinson

Dear David,

I am delighted to offer you the position of Chief Executive Officer, Nielsen Connect based in our Chicago office, reporting to me. Your hire date is January 13, 2020 or another mutually agreed upon hire date.  Upon the completion of the separation or other similar disposition of the Connect business, your title will remain Chief Executive Officer, Nielsen Connect, however you will report directly to the Nielsen Connect Board of Directors.

Base Salary

Your annualized base salary will be $900,000, payable in biweekly installments.  Effective January 1, 2021 or upon the separation or other similar disposition of the Connect business, whichever is sooner, your annualized base salary will be $1,000,000, payable in biweekly installments.

Annual Incentive

You will participate in our Annual Incentive Plan with an annual target of $1,250,000.  Annual incentive payments are typically made in March of each year. Effective January 1, 2021 or upon the separation or other similar disposition of the Connect business, whichever is sooner, your annual incentive target will be $1,500,000.

Long Term Incentives

You will be eligible to participate in discretionary Long Term Incentive (LTI) awards.

In February of 2020, we will recommend to the Compensation Committee of the Board of Directors that you are awarded equity grants as follows:

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Performance restricted stock units (PRSUs), having a value of $3,600,000 under our Long Term Performance Plan (LTPP). The PRSUs will be earned based on the company achieving approved cumulative financial performance targets over the three-year period commencing January 1, 2020.

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Restricted stock units (RSUs) having a value of $2,400,000. RSUs automatically vest in 4 equal annual installments commencing on the first anniversary of the grant date provided you are an active employee on the vesting date.

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Effective January 1, 2021 or upon the separation or other similar disposition of the Connect business, whichever is sooner, the annual grant value of your PRSU award will be $4,200,000 and the value of the RSUs will be $2,800,000.  These awards will be made at the same time they are for other executives (typically following approval at the February Compensation Committee meeting) and will have the same terms as outlined above.

Make Whole Awards

To compensate you for the loss of your annual incentive award at your former employer, the Compensation Committee of the Board has approved a one-time hiring cash award with a value of $475,000.

To compensate you for the loss of your award under your former employer’s Profit Sharing Plan, the Compensation Committee of the Board has approved a one-time cash award with a value of $120,000.  Both this award and the one-time cash award to replace the loss of your annual incentive award will be paid in our March 6 payroll run.  If you resign voluntarily without good reason or are terminated for cause within one year of receiving this payment, you agree to repay both award amounts in full ($595,000).

To compensate you for the loss of unvested equity at your former employer, the Compensation Committee of the Board has approved a one-time hiring equity award to be granted on your date of hire, using the closing price of Nielsen stock on the date of hire and having a value of $1,670,000. The award will be denominated in time-based RSUs vesting in 3 installments: 55% on April 30, 2020, 30% on April 30, 2021 and 15% on April 30, 2022 provided you are an employee on the vesting date.

Miscellaneous

As a senior executive at Nielsen you are expected to accumulate and maintain a meaningful level of stock ownership in the Company. The value of your stock ownership guideline is 3x your annual salary. The guideline shares will be determined using the closing price of a Nielsen share on your hire date. A summary of our stock ownership guideline is included in the addendum to this offer letter.  Effective January 1, 2021 or upon the separation or other similar disposition of the Connect business, whichever is sooner, your stock ownership guidelines will increase to 6x your annual salary.

You will be eligible for reimbursement of actual expenses incurred for annual financial planning and executive health examination up to annual limits of $30,000 and $2,500 respectively.

As a Nielsen employee, you will be eligible for all benefits currently offered to members of the Nielsen senior management team as of your first day of employment.  Within a week of your start date you should receive an email from Alight, our benefits administration platform, inviting you to enroll in our benefit plans. You must enroll within 31 days of your hire date. If you do not receive your email, please contact the Alight Benefits Service Center (1-833-372-8751).

While it is our sincere hope that our relationship will be a long and mutually beneficial one, your employment by Nielsen is at-will, which means either you or the company may voluntarily terminate your employment at any time. In the event your employment is terminated involuntarily (except in cases deemed to be "for cause") or voluntarily "for good reason", you will receive benefits as described in our Executive Severance Policy, a copy of which is enclosed with this letter.

In the event of a qualifying termination during the change in control period, as defined under the Executive Severance Policy, for a year in which a pro-rata or no bonus has been paid due to you commencing employment with Nielsen, we will use the target bonus opportunity in calculating the average bonus payout.

For purposes of this offer letter and your rights upon a termination of employment, Good Reason and Cause shall have the meanings ascribed to such terms in the Executive Severance Policy, except that Good Reason shall also include the following items:

1.	A reduction in your annual incentive target, other than as a result of a general reduction applicable to all named executive officers

2.

The Company’s failure to nominate you for election or re-election to the Board, other than as a result of your prior termination of employment due to death or disability, for Cause or voluntarily without Good Reason.

This offer is conditional upon the following:

1.	Successful completion of a background check including prior employment and education verification.
2.

Your completion of the Employment Eligibility Verification Form I-9.  The Immigration Reform and Control Act of 1985 requires employers to verify that all employees are legally authorized to work in the United States.

3.

Signed return of necessary documents listed on the form to establish your identity and employment eligibility. This form, and other new hire paperwork will be sent to you upon accepting this offer and should be submitted on your first day of employment.

4.	Your signing the enclosed Executive Non Disclosure, Non Solicitation, Non-Competition and Inventions Assignment Agreement.

On behalf of the entire Nielsen team, I am thrilled to welcome you to our organization. I look forward to working together as you build a rewarding career and we create long term value at Nielsen.

Sincerely,

David Kenny	Accepted:

		David Rawlinson	Date

Share Ownership Guidelines Summary

•	Eligible shares include shares owned directly, jointly, beneficially owned held indirectly, shares held in 401(k)
•	Ineligible shares include stock options and shares pledged for loans
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There is no set time period to attain the guideline but until the guideline is attained, executive is restricted from selling shares (with the exception of shares used to cover income tax liability on vesting RSUs and on option exercise and hold transactions)

•	Guidelines are set using a multiple of base salary for Section 16 Officers
•	Guideline shares are calculated for new hires using the closing price of a Nielsen share on the hire date
•	Guidelines are reset each January
•	3x base salary is the maximum threshold below the level of the CEO
•	Executive is to produce an annual statement or certification of share ownership
•	Compensation Committee may waive application of guidelines in event of financial hardship